Exhibit 99.3
CONSENT OF JEFFERIES LLC
September 19, 2025
The Board of Directors
Crescent Energy Company
600 Travis, Suite 7200
Houston, Texas 77002
Ladies and Gentlemen:
Reference is made to our opinion letter, dated August 24, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to Crescent Energy Company of the Merger Consideration (as defined in the Opinion Letter) to be paid by Crescent Energy Company, pursuant to the Agreement and Plan of Merger dated as of August 24, 2025, by and among Crescent Energy Company, Vital Energy, Inc., Venus Merger Sub I Inc. and Venus Merger Sub II LLC (the “Merger Agreement”).
The Opinion Letter is provided for the information and assistance of the Board of Directors of Crescent Energy Company in connection with its consideration of the transactions contemplated in the Merger Agreement. We understand that Crescent Energy Company has determined to include our Opinion Letter as Annex E in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter and our firm under the captions “Summary—Opinions of Financial Advisors,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the Crescent Board and the Crescent Special Committee and Reasons for the Mergers,” “The Mergers—Opinion of Jefferies LLC, Crescent’s Financial Advisor,” “The Mergers—Certain Unaudited Prospective Financial and Operating Information Prepared by Crescent” and “The Mergers—Qualifications Regarding Prospective Financial and Operating Information,” and to the inclusion of our Opinion Letter in the Consent Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any other registration statement (including any subsequent amendments to the Registration Statement), consent statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Jefferies LLC
JEFFERIES LLC